(COMPANY LETTERHEAD)






                               September 11, 1997


                                                                   01967-660(1B)
                                                                      125483.ltr



Fortune Natural Resources Corporation
515 West Greens Road, Suite 720
One Commerce Green
Houston, Texas 77067

         RE:      Registration Statement on Form S-8
                  20,000 Shares, Common Stock, $.01 par value

Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement"), as amended, which you (the "Company") have filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 20,000 shares of Common Stock, $.01 par value ("Common Stock") to be issued by the Company in the form of contributions to the Fortune Natural Resources Corporation 401(k) Profit Sharing Plan (the "Plan").

         In rending this opinion, we have examined the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, the minutes of the proceedings of the Company's board of directors at which resolutions pertaining to the Common Stock were adopted, and such other materials as we deemed relevant.

         Based on the foregoing and in reliance thereon, we are of the opinion that the Common Stock, when issued as contributions to the Plan, will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the references to this firm in and the inclusion of this opinion in the Registration Statement and any amendments thereto.

                                               Respectfully submitted,


                                               /s/ Reish & Luftman


                                   EXHIBIT 5.1